Exhibit 2.1

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

This AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of March 28, 2019, is by and between T Acquisition, Inc., a Texas corporation (the “Company”) and Tectonic Holdings, LLC, a Texas limited liability company, (“Tectonic”). Each of the parties to this Agreement is individually referred to herein as a “Party” and collectively, as the “Parties.” Capitalized terms used herein that are not otherwise defined herein shall have the meanings ascribed to them throughout this Agreement and in Article VII herein.

WHEREAS, the Parties previously entered into that certain Agreement and Plan of Merger, dated January 9, 2019 (the “Original Agreement”), pursuant to which the Company shall acquire Tectonic by means of the merger of Tectonic with and into the Company (the “Merger”), and such Agreement and Plan of Merger was approved by the respective securityholders of the Parties;

WHEREAS, Section 7.16 of the Original Agreement provides that the Original Agreement may be amended in writing by the parties thereto;

WHEREAS, the Parties desire to amend and restate the Original Agreement to provide for the inclusion and treatment of the outstanding shares of Tectonic Series A Preferred Stock in the Merger;

WHEREAS, the Parties desire that the Merger and the other transactions contemplated by this Agreement (the “Transactions”) qualify, for United States federal income tax purposes, as a contribution to a controlled corporation under Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, the board of directors of the Company and the board of managers of the sole manager of Tectonic have approved and declared advisable this Agreement and the Transactions contemplated hereby.

NOW, THEREFORE, in consideration of the representation, warranties, covenants and agreements contained in this Agreement, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I
The Merger

1.1 Effective Time. Subject to the provisions of this Agreement, prior to the Closing, the Company and Tectonic shall jointly prepare a certificate of merger to be filed with the Secretary of State of the State of Texas (the “Certificate of Merger”) in such form as is required by, and executed in accordance with, the relevant provisions of the Texas Business Organizations Code (the “TBOC”) and applicable Law. The Merger shall become effective at such time as is indicated in the Certificate of Merger, but in any case on or prior to the Closing (the “Effective Time”).

1.2 Effect of the Merger. From and after the Effective Time, the effect of the Merger shall be as provided in this Agreement and applicable Law and the separate existence of Tectonic shall cease and the Company shall continue as the surviving company in the Merger (the “Surviving Company”). Subject to the foregoing, from and after the Effective Time: (a) the Surviving Company shall possess and be vested with all rights, privileges, immunities, powers and franchises and be subject to all the obligations, restrictions, disabilities, liabilities, debts and duties of Tectonic and the Company; (b) the certificate of formation and bylaws of the Company in effect immediately prior to the Effective Time shall be the certificate of formation and bylaws of the Surviving Company, until the same shall thereafter be altered, amended or repealed in accordance with applicable Law; and (c) subject to Section 1.5 of this Agreement, the directors and officers of the Company immediately prior to the Effective Time shall become, as of the Effective Time, and shall remain the directors and officers of the Surviving Company after the Merger, until such successors are duly elected or appointed and qualified or until the earlier of each such director’s or officer’s death, resignation or removal in accordance with the certificate of formation and bylaws of the Surviving Company and with applicable Law.

1.3 Effect on Tectonic Securities.

(a)          As of the Effective Time, by virtue of the Merger and without any action on the part of any holder of Tectonic securities (each, a “Tectonic Holder” and collectively, the “Tectonic Holders”), (a) each unit of Tectonic (“Tectonic Common Unit”) issued and outstanding immediately prior to the Effective Time shall be automatically converted into one share of common stock, $0.01 par value per share, of the Company (“Common Stock”), (b) each issued and outstanding option to acquire Tectonic Common Units (a “Tectonic Option”) shall be automatically converted, without any action on the part of the holder thereof, into an option to acquire an equal number of shares of Common Stock, with the same strike price per share as set forth in the option agreement relating thereto (a “Company Option”), and (c) each issued and outstanding Tectonic Series A preferred unit (“Tectonic Preferred Unit”) shall be automatically converted into shares of Series A preferred stock, no par value per share, of the Company (the “Preferred Stock”) (the Common Stock, Company Options and Preferred Stock collectively, the “Merger Consideration”).

(b)          Immediately after the Effective Time, the Company shall file with the Texas Secretary of State an amendment to the Company’s Amended and Restated Certificate of Formation providing for a one-for-two reverse stock split with respect to the outstanding shares of Common Stock, such amendment to be effective upon filing.

1.4 Modification of Structure.  Notwithstanding any provision of this Agreement to the contrary, the Company may elect, subject to the filing of all necessary applications and the receipt of all required regulatory approvals, to modify the structure of the Transactions so long as: (a) there are no adverse federal or state income Tax consequences to the Tectonic Holders as a result of such modification, (b) the Merger Consideration to be paid to the Tectonic Holders is not changed in kind or reduced in amount, and (c) such modification will not be likely to delay or jeopardize receipt of any required regulatory approvals or the Closing.

1.5 Officers and Directors. The Board of Directors of the Company shall remain as currently constituted.  At the Effective Time, (a) the executive officers of the Company shall be:  George L. Ball (Co-Chairman), A. Haag Sherman (Chief Executive Officer), Patrick Howard (President and Chief Operating Officer), and Ken Bramlage (Chief Financial Officer), and each such executive officer shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified.

1.6 Tax Treatment. The Parties intend for the Merger to be treated for United States federal income tax purposes as:  (i) as a contribution by Tectonic of all of its property and liabilities to the Company in exchange for Common Stock and Preferred Stock in the Company in a transaction qualifying as a contribution of property to a controlled corporation within the meaning of Section 351 of the Code, (ii) followed by a distribution by Tectonic of the Common Stock and Preferred Stock received in the Merger to the members of Tectonic in complete liquidation of Tectonic.  Neither the Company nor Tectonic has taken or agreed to take (or failed to take or agree to take) any action or knows of any facts or circumstances that would reasonably be expected to prevent the Merger from qualifying as a contribution to a controlled corporation under Section 351 of the Code.

1.7 Closing. The closing (the “Closing”) of the Merger and the Transactions shall take place at the offices of the Company, commencing at 9:00 a.m., local time, on the fifth (5th) business day after the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the Transactions, or such other date and time as the Parties may mutually determine (the “Closing Date”). All actions taken at the Closing shall be deemed to have been taken simultaneously at the time the last of any such actions is taken or completed.

1.8 Withholding.  The Company will be entitled to deduct and withhold from the amounts otherwise payable by it pursuant to this Agreement to any Person such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law, and to collect any necessary Tax forms, including IRS Forms W-8 or W-9, as applicable, or any similar information, from a Tectonic Holder and any other recipients of payments hereunder. In the event that any amount is so deducted and withheld, such amount will be treated for all purposes of this Agreement as having been paid to the Person to whom the payment from which such amount was withheld was made.

ARTICLE II
Representations and Warranties of Tectonic

Tectonic hereby makes the following representations and warranties to the Company as of the date hereof (“Disclosure Date”) and as of the Closing Date (unless such representations and warranties expressly relate to an earlier date).

2.1 Organization, Standing and Power. Tectonic is duly organized, validly existing and in good standing under the laws of the State of Texas and has the power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which would not reasonably be expected to have a Material Adverse Effect. Tectonic is duly qualified to do business in the State of Texas. Tectonic has made available to Company and to Company true and complete copies of the Tectonic Constituent Instruments.

2.2 Authority; Execution and Delivery; Enforceability.  Subject to the affirmative vote of the Tectonic Holders holding more than fifty percent (50%) of the Tectonic Units (the “Tectonic Holder Vote”), Tectonic has all requisite power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery of this Agreement and the consummation by Tectonic of the Transactions have been duly authorized and unanimously approved by the board of managers of Tectonic Services, LLC (the manager of Tectonic) (“Tectonic Services”) and, prior to the Closing, each of the Transactions shall have been authorized and approved by the Tectonic Holder Vote, and no other corporate action on the part of Tectonic is necessary to authorize this Agreement and the consummation of the Transactions. This Agreement has been duly executed and delivered by Tectonic and, as of the Closing Date, will constitute the legal, valid and binding obligation of Tectonic, enforceable against Tectonic in accordance with its terms if approved pursuant to the Tectonic Holder Vote, except as such enforceability (a) may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws affecting or relating to enforcement of creditors’ rights generally, and (b) is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity) (such exceptions to enforceability, the “Enforceability Exceptions”).

2.3 No Conflicts; Consents. The execution and delivery by Tectonic of this Agreement do not, and the consummation by Tectonic of the Transactions and compliance with the terms hereof will not, except as set forth on Schedule 2.3 hereto, (a) conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or result in the creation of any Lien, other than a Permitted Lien, upon any material property or material asset of Tectonic under, any provision of (i) the Tectonic Constituent Instruments, (ii) any Contract to which Tectonic or any of its properties or assets is subject, or (iii) any material Law applicable to Tectonic or its properties or assets, or (b) require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Entity, by Tectonic or any Affiliate thereof except for the filing of a Certificate of Merger with, and the acceptance for record thereof by, the Secretary of State of the State of Texas.

2.4 Capital Structure. As of the date hereof, there are 6,567,500 Tectonic Common Units issued and outstanding, 145,000 Tectonic Options with a strike price of $3.60 per Unit issued and outstanding and no Tectonic Preferred Units issued and outstanding.  Immediately prior to the Effective Time and a result of the conversion of subordinated notes of Tectonic Advisors into Tectonic Preferred Units, there will be 80,338 Tectonic Preferred Units issued and outstanding.  All issued and outstanding Tectonic Common Units and Tectonic Preferred Units as of the Disclosure Date are, and immediately prior to the Effective Time shall be, duly authorized and validly issued and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, the Tectonic Constituent Instruments or any Contract to which Tectonic is a party or is otherwise bound. Tectonic is the sole member of Tectonic Advisors, Sanders Morris Harris LLC, HWG Insurance Agency LLC and Miller Green Financial LLC.  Except for these Subsidiaries, Tectonic has no other Subsidiaries.

2.5 Litigation. As of the Disclosure Date, there is no Action pending or, to Tectonic’s Knowledge, threatened against or affecting Tectonic that (a) adversely affects or challenges the legality, validity or enforceability of this Agreement or (b) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect for Tectonic.

 2.6 Financial Statements. Tectonic shall have made available to the Company true and complete copies of (a) the audited combined financial statements of Tectonic, including the combined balance sheet as of December 31, 2016 and 2017, and the related statements of operations, changes in members’ and shareholders’ deficit and cash flows, for the fiscal year then ended, accompanied by the audit report of Whitley Penn LLP, and (b) unaudited combined financial statements of Tectonic, including the combined balance sheet as of September 30, 2018, and the related statements of operations, changes in members’ and shareholders’ deficit and cash flows for the nine month period then ended (collectively the “Tectonic Financial Statements”). The Tectonic Financial Statements (including the related notes) complied as to form, as of their respective dates, in all material respects with applicable accounting requirements, have been prepared according to GAAP applied on a consistent basis during the periods and at the dates involved (except as may be indicated in the notes thereto), fairly present, in all material respects, the financial condition of Tectonic, at the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to notes and normal year-end adjustments that were not material in amount or effect), and the accounting records underlying the Tectonic Financial Statements accurately and fairly reflect in all material respects the transactions of Tectonic.

2.7 Undisclosed Liabilities. There are no material liabilities of Tectonic, other than (a) liabilities as disclosed, reflected or reserved against in the Tectonic Financial Statements, (b) liabilities incurred in connection with the Merger and the Transactions, (c) liabilities incurred in the ordinary course of business, consistent with past practice since the most recent date of the Tectonic Financial Statements, or (d) liabilities arising in the ordinary course of business out of Contract or Law and not required under GAAP to be reflected on the Tectonic Financial Statements. Since the date of the Tectonic Financial Statements, Tectonic has operated its business only in the ordinary course and there have been no changes or developments in or affecting the business or operations of Tectonic that has had or would reasonably be expected to have a Material Adverse Effect.

2.8 Material Contracts.  Tectonic has made available true, correct and complete copies of all Contracts to which it is bound to the Company. Tectonic is not in breach of or in default under any material Contract. Such Contracts are legal, valid and binding obligations of Tectonic, enforceable in accordance with their terms, subject to the Enforceability Exceptions, and as of the Disclosure Date have not been amended.

2.9 Regulatory Compliance. All reports, records, registrations, statements, notices and other documents or information required to be filed by the Company and any of its Subsidiaries with any Regulatory Agency, including, but not limited to, the Securities and Exchange Commission (“SEC”) and the Financial Industry Regulatory Authority (“FINRA”) have been timely filed and all information and data contained in such reports, records or other documents are true, accurate, correct and reasonably complete in all material respects.  During the last four years, (a) none of Tectonic or any of its Subsidiaries is or has been subject to any formal or informal administrative action with any Regulatory Agency (hereafter defined) and (b) there are no actions or proceedings pending or, to Tectonic’s Knowledge, threatened against Tectonic or any of its Subsidiaries by or prior to any such regulatory bodies or any other nation, state or subdivision thereof, or any other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (collectively, “Regulatory Agencies”). Except for normal examinations conducted by regulatory agencies in the ordinary course of business, no Regulatory Agency has initiated any proceeding or, to Tectonic’s Knowledge, investigation into the business or operations of Tectonic or any of its Subsidiaries. There is no unresolved violation, criticism or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of Tectonic or its Subsidiaries.  Sanders Morris Harris LLC has sufficient net tangible capital to meet its capital requirements as required by FINRA and its clearing firms.

2.10  Compliance with Laws, Permits and Instruments.

(a) Tectonic and each of its Subsidiaries have in all material respects performed and abided by all obligations required to be performed by it under this Agreement to the date hereof, and have complied with, and is in compliance with, and is not in default (and with the giving of notice or the passage of time will not be in default) under, or in violation of, (i) any provision of the Certificate of Formation of Tectonic or any of its Subsidiaries or other governing documents of Tectonic or any of its Subsidiaries (collectively, the “Tectonic Constituent Instruments”), (ii) any material provision of any mortgage, indenture, lease, contract, agreement or other instrument applicable to Tectonic, its Subsidiaries or their respective assets, operations, properties or businesses, or (iii) any material Law or Order of any Governmental Entity applicable to Tectonic or any of its Subsidiaries or their respective assets, operations, properties or businesses.

(b)          Tectonic and each of its Subsidiaries has complied in all material respects with and is not in material default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Regulatory Agency relating to it.

2.11 Title to Assets.  All real property that is reflected on the Tectonic Financial Statements as of September 30, 2018 is:  (i) owned by Tectonic or any of its Subsidiaries (“Owned Real Property”), or (ii) leased pursuant to which Tectonic or any of its Subsidiaries is a party, either as a lessor or lessee (“Leased Real Property”).  With respect to this real property, Tectonic or any of its Subsidiaries (a) has good and marketable title to all its Owned Real Property; (b) holds valid and enforceable leases for all its Leased Real Property; (c) owns all of its personal property reflected on the Tectonic Financial Statements; and (d) holds valid and enforceable leases for all leased personal property used by Tectonic or any of its Subsidiaries, in each case free and clear of all mortgages and all other Liens (except for Permitted Liens), except for such minor imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby, or which, individually or in the aggregate, would not have a Material Adverse Effect on Tectonic.

2.12 Absence of Certain Changes or Events.  Since September 30, 2018, (a) Tectonic and each of its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practices (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby), (b) there has not been any change, circumstance, state of facts or event (including any event involving a prospective change) that has occurred, or is reasonably likely to occur, that would, either individually or in the aggregate, would have, or reasonably be expected to have a Material Adverse Effect on Tectonic and its Subsidiaries, and (c) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the assets Tectonic or any of its Subsidiaries (whether or not covered by insurance).

 2.13 Insurance. All of Tectonic’s insurance policies (a) are valid, outstanding and enforceable according to their terms, subject to only to being disclaimed in bankruptcy, and (b) are presently in full force and effect, no notice has been received of the cancellation, or, to Tectonic’s Knowledge, threatened or proposed cancellation, of any such policy and there are no unpaid premiums due thereon.  Neither Tectonic nor any of its Subsidiaries is in default with respect to any such policy and has not failed to give any notice or present any claim thereunder in a due and timely fashion. Neither Tectonic nor any of its Subsidiaries have been refused any insurance with respect to its assets or operations, nor has its insurance been limited by any insurance carrier to which Tectonic or any of its Subsidiaries have applied for any such insurance within the last two (2) years. Each property of Tectonic and each of its Subsidiaries is insured for an amount deemed adequate by Tectonic’s management, as applicable, against risks deemed appropriate by Tectonic’s management.  There have been no claims under any fidelity bonds of Tectonic or any of its Subsidiaries within the last three (3) years, and Tectonic has no Knowledge of any facts that would form the basis of a claim under such bonds.

2.14 Condition of Assets.  All tangible assets used by Tectonic and each of its Subsidiaries (other than those tangible assets with a book value of less than $5,000) are in good operating condition, ordinary wear and tear excepted, and conform in all material respects with all applicable ordinances, regulations, zoning and other Laws, whether federal, state or local. None of Tectonic’s or any of its Subsidiaries’ premises or equipment is in need of maintenance or repairs other than ordinary routine maintenance and repairs that are not material in nature or cost.

2.15 Books and Records.  The minute books, stock certificate books and unit transfer ledgers of Tectonic and each of its Subsidiaries (a) have been kept accurately in the ordinary course of business, (b) are complete and correct in all material respects, (c) the transactions entered therein represent bona fide transactions, and (d) do not fail to reflect transactions involving the business of Tectonic or any of its Subsidiaries that properly should have been set forth therein and that have not been accurately so set forth.

2.16 Guaranties.  According to past business practices and in compliance with applicable Law, neither Tectonic nor any of its Subsidiaries have guaranteed the obligations or liabilities of any other Person not set forth in the Tectonic Financial Statements.

2.17 Employee Relationships.  Tectonic and each of its Subsidiaries have complied in all material respects with all applicable Laws relating to its relationships with their employees, and Tectonic believes that the relationships between Tectonic’s and each of its Subsidiaries’ employees are good. To the Knowledge of Tectonic, Tectonic is not a party to any oral contracts or agreements granting benefits or rights to employees or any collective bargaining agreement or to any conciliation agreement with the Department of Labor, the Equal Employment Opportunity Commission or any federal, state or local agency that requires equal employment opportunities or affirmative action in employment.  Tectonic and each of its Subsidiaries is in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and neither Tectonic nor any of its Subsidiaries is engaged in any unfair labor practice, except for such noncompliance or labor practice.

2.18 Benefit Plans.  There is no pending or, to Tectonic’s Knowledge, threatened Action relating to an employee benefit plan (other than routine claims for benefits), and no benefit plan has within the three years prior to the date hereof been the subject of an examination or audit by a Governmental Entity or the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Entity.

2.19 Brokerage Fees and Commissions.  No agent, representative or broker has represented Tectonic in connection with the transactions described in this Agreement. Tectonic will not have any responsibility or liability for any fees, expenses or commissions payable to any agent, representative or broker of Tectonic or any Tectonic Holder, and Tectonic hereby agrees to indemnify and hold Tectonic harmless for any amounts owed to any agent, representative or broker of Tectonic or any Tectonic Holder.

2.20 Affiliated Transactions. No Tectonic Holder (a) is a party to any Contract with Tectonic other than this Agreement or (b) owns any asset used in, or necessary to, the conduct of the business of Tectonic.

2.21 Taxes. Tectonic has timely filed all Tax Returns required to be filed in accordance with all applicable Laws. All Tax Returns are true, correct and complete in all material respects. All taxes which are due and payable by Tectonic have been timely paid in full. There is no Action pending or threatened against or affecting Tectonic with regard to any taxes or Tax Returns. Tectonic has provided or made available to the Company true, correct and complete copies of all Tax Returns for 2016 and 2017. Any Tectonic unpaid taxes as of the latest date reflected in the Tectonic Financial Statements are reflected as a reserve for taxes on the Tectonic Financial Statements.

ARTICLE III
Representations and Warranties of the Company

The Company hereby makes the following representations and warranties to Tectonic and the Tectonic Holders as of the Disclosure Date and as of the Closing Date (unless such representations and warranties expressly relate to an earlier date).

3.1 Organization, Standing and Power.  The Company is duly organized, validly existing and in good standing under the laws of State of Texas and has full power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which would not reasonably be expected to have a Material Adverse Effect. The Company is duly qualified to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary except where the failure to so qualify would not reasonably be expected to have a Material Adverse Effect. The Company has made available to Tectonic true and complete copies of the Company Constituent Instruments.

3.2 Authority; Execution and Delivery; Enforceability. Subject to the affirmative vote of the holders of two-thirds of the Company’s Common Stock (the “Company Holder Vote”), the Company has all requisite power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery of this Agreement and the consummation by the Company of the Transactions have been duly authorized and unanimously approved by the board of directors of the Company and, prior to the Closing, each of the Transactions shall have been authorized and approved by the Company Holder Vote, and no other corporate action on the part of the Company is necessary to authorize this Agreement and the consummation of the Transactions. This Agreement has been duly executed and delivered by the Company and is enforceable against the Company in accordance with its terms if approved pursuant to the Company Holder Vote, except as such enforceability may be limited by any of the Enforceability Exceptions.

3.3 No Conflicts; Consents. The execution and delivery by the Company of this Agreement do not, and the consummation by Company of the Transactions and compliance with the terms hereof will not (a) conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or result in the creation of any Lien, other than a Permitted Lien, upon any material property or material asset of the Company under, any provision of (i) the Company Constituent Instruments, (ii) any Contract to which the Company or any of its properties or assets is subject, or (iii) any material Law applicable to the Company or any of its properties or assets, or (b) require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Entity, by the Company or any Affiliate of the Company except for the filing of a Certificate of Merger with, and the acceptance for record thereof by, the Secretary of State of the State of Texas.

3.4 Capital Structure. The Company has 6,570,000 shares of Common Stock issued and outstanding as of the date hereof and issued and outstanding options to acquire 240,000 shares of Common Stock at a price of $2.15 per share, as of the date hereof.  All issued and outstanding shares of Common Stock as of the Disclosure Date are, and immediately prior to the Effective Time shall be, duly authorized and validly issued and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the TBOC, the Company Constituent Instruments or any Contract to which the Company is a party or is otherwise bound. The Company is the sole shareholder of T Bancshares, Inc. (which is in turn the sole shareholder of T Bank, N.A. (the “Bank”)).   Except for these Subsidiaries, the Company has no other Subsidiaries.

3.5 Litigation. As of the Disclosure Date, there is no Action pending or, to the Company’s Knowledge, threatened against or affecting Company that (a) adversely affects or challenges the legality, validity or enforceability of this Agreement or (b) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect for the Company.

3.6 Financial Statements. The Company shall have made available by the Disclosure Date to Tectonic true and complete copies of (a) audited financial statements of the Company, including balance sheet as of December 31, 2016 and 2017, and the related statements of operations, changes in shareholders’ equity and cash flows, for the fiscal years then ended, accompanied by the audit reports of Whitley Penn LLP, and (b) unaudited combined financial statements of the Company, including balance sheet as of September 30, 2018, and the related statements of operations, changes in shareholders’ equity (deficit) and cash flows for the six month period then ended (collectively the “Company Financial Statements”). The Company Financial Statements (including the related notes) complied as to form, as of their respective dates, in all material respects with applicable accounting requirements, have been prepared according to GAAP applied on a consistent basis during the periods and at the dates involved (except as may be indicated in the notes thereto), fairly present, in all material respects, the financial condition of the Company, at the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to notes and normal year-end adjustments that were not material in amount or effect), and the accounting records underlying the Company Financial Statements accurately and fairly reflect in all material respects the transactions of the Company.

3.7 Undisclosed Liabilities. There are no material liabilities of Company, other than (a) liabilities as disclosed, reflected or reserved against in the Company Financial Statements, (b) liabilities incurred in connection with the Merger and the Transactions, (c) liabilities incurred in the ordinary course of business, consistent with past practice since the most recent date of the Company Financial Statements, or (d) liabilities arising in the ordinary course of business out of Contract or Law and not required under GAAP to be reflected on the Company Financial Statements. Since the date of the Company Financial Statements, Company has operated its business only in the ordinary course and there have been no changes or developments in or affecting the business or operations of Company that has had or would reasonably be expected to have a Material Adverse Effect.

3.8 Material Contracts. The Company has made available true, correct and complete copies of all material Contracts to which it is bound to Tectonic. The Company is not in breach of or in default under any material Contract. Such Contracts are legal, valid and binding obligations of the Company, enforceable in accordance with their terms, subject to the Enforceability Exceptions, and as of the Disclosure Date have not been amended.

3.9 Regulatory Compliance.  All reports, records, registrations, statements, notices and other documents or information required to be filed by the Company and any of its Subsidiaries with any Regulatory Agency, including, but not limited to, the Federal Reserve and the Office of the Comptroller of the Currency, have been timely filed and all information and data contained in such reports, records or other documents are true, accurate, correct and reasonably complete in all material respects.  During the last four years, (a) none of  the Company or any of its Subsidiaries is or has been subject to any formal or informal administrative action with any Regulatory Agency (hereafter defined) and (b) there are no actions or proceedings pending or, to  the Company’s Knowledge, threatened against  the Company or any of its Subsidiaries by or prior to any Regulatory Agency. Except for normal examinations conducted by bank regulatory agencies in the ordinary course of business, no Regulatory Agency has initiated any proceeding or, to the Company’s Knowledge, investigation into the business or operations of the Company or any of its Subsidiaries. There is no unresolved violation, criticism or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of the Company or its Subsidiaries.  The Company is, and after giving effect to the Merger and the Transactions will be, “well-capitalized” (as that term is defined in 12 C.F.R. § 225.2(r)) and “well managed” (as that term is defined is 12 C.F.R. § 225.2(s)). The Bank is an “eligible bank” (as that term is defined in 12 C.F.R. § 5.3(g)).

3.10 Compliance with Laws, Permits and Instruments.

(a)  The Company and each of its Subsidiaries have in all material respects performed and abided by all obligations required to be performed by it under this Agreement to the date hereof, and have complied with, and is in compliance with, and is not in default (and with the giving of notice or the passage of time will not be in default) under, or in violation of, (i) any provision of the Companies Constituent Instruments, (ii) any material provision of any mortgage, indenture, lease, contract, agreement or other instrument applicable to  the Company, its Subsidiaries or their respective assets, operations, properties or businesses, or (iii) any material Law or Order of any Governmental Entity applicable to  the Company or any of its Subsidiaries or their respective assets, operations, properties or businesses.

(b)   The Company and each of its Subsidiaries has complied in all material respects with and is not in material default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Regulatory Agency relating to it.

3.11 Title to Assets.  All real property that is reflected on the Company Financial Statements as of September 30, 2018 is the Company’s:  (i) Owned Real Property or (ii) Leased Real Property.  With respect to this real property, the Company or any of its Subsidiaries (a) has good and marketable title to all its Owned Real Property; (b) holds valid and enforceable leases for all its Leased Real Property; (c) owns all of its personal property reflected on the  Company Financial Statements; and (d) holds valid and enforceable leases for all leased personal property used by  the Company or any of its Subsidiaries, in each case free and clear of all mortgages and all other Liens (except for Permitted Encumbrances), except for such minor imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby, or which, individually or in the aggregate, would not have a Material Adverse Change on the Company.

3.12 Absence of Certain Changes or Events.  Since September 30, 2018, (a)  the Company and each of its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practices (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby), (b) there has not been any change, circumstance, state of facts or event (including any event involving a prospective change) that has occurred, or is reasonably likely to occur, that would, either individually or in the aggregate, would have, or reasonably be expected to have a Material Adverse Change on  the Company and its Subsidiaries, and (c) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the assets  the Company or any of its Subsidiaries (whether or not covered by insurance).

3.13 Insurance.  All of the Company’s insurance policies (a) are valid, outstanding and enforceable according to their terms, subject to only to being disclaimed in bankruptcy, and (b) are presently in full force and effect, no notice has been received of the cancellation, or, to  the Company’s Knowledge, threatened or proposed cancellation, of any such policy and there are no unpaid premiums due thereon.  Neither the Company nor any of its Subsidiaries is in default with respect to any such policy and has not failed to give any notice or present any claim thereunder in a due and timely fashion. Neither the Company nor any of its Subsidiaries have been refused any insurance with respect to its assets or operations, nor has its insurance been limited by any insurance carrier to which the Company or any of its Subsidiaries have applied for any such insurance within the last two (2) years. Each property of the Company and each of its Subsidiaries is insured for an amount deemed adequate by the Company’s management, as applicable, against risks deemed appropriate by the Company’s management.  There have been no claims under any fidelity bonds of the Company or any of its Subsidiaries within the last three (3) years, and the Company has no Knowledge of any facts that would form the basis of a claim under such bonds.

3.14 Condition of Assets.  All tangible assets used by the Company and each of its Subsidiaries (other than those tangible assets with a book value of less than $5,000) are in good operating condition, ordinary wear and tear excepted, and conform in all material respects with all applicable ordinances, regulations, zoning and other Laws, whether federal, state or local. None of the Company’s or any of its Subsidiaries’ premises or equipment is in need of maintenance or repairs other than ordinary routine maintenance and repairs that are not material in nature or cost.

3.15 Books and Records.  The minute books, stock certificate books and unit transfer ledgers of  the Company and each of its Subsidiaries (a) have been kept accurately in the ordinary course of business, (b) are complete and correct in all material respects, (c) the transactions entered therein represent bona fide transactions, and (d) do not fail to reflect transactions involving the business of  the Company or any of its Subsidiaries that properly should have been set forth therein and that have not been accurately so set forth.

3.16 Guaranties.  According to past business practices and in compliance with applicable Law, neither the Company nor any of its Subsidiaries have guaranteed the obligations or liabilities of any other Person not set forth in the Company Financial Statements.

3.17 Employee Relationships.   The Company and each of its Subsidiaries have complied in all material respects with all applicable Laws relating to its relationships with their employees, and the Company believes that the relationships between the Company’s and each of its Subsidiaries’ employees are good. To the Knowledge of the Company, the Company is not a party to any oral contracts or agreements granting benefits or rights to employees or any collective bargaining agreement or to any conciliation agreement with the Department of Labor, the Equal Employment Opportunity Commission or any federal, state or local agency that requires equal employment opportunities or affirmative action in employment.   The Company and each of its Subsidiaries is in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and neither the Company nor any of its Subsidiaries is engaged in any unfair labor practice, except for such noncompliance or labor practice.

3.18 Benefit Plans.  There is no pending or, to the Company’s Knowledge, threatened Action relating to an employee benefit plan (other than routine claims for benefits), and no benefit plan has within the three years prior to the date hereof been the subject of an examination or audit by a Governmental Entity or the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Entity.

3.19 Brokerage Fees and Commissions.  No agent, representative or broker has represented the Company in connection with the transactions described in this Agreement.  The Company will not have any responsibility or liability for any fees, expenses or commissions payable to any agent, representative or broker of the Company or any shareholder of the Company, and the Company hereby agrees to indemnify and hold the Company harmless for any amounts owed to any agent, representative or broker of the Company or any shareholder of the Company.

3.20 Affiliated Transactions. No holder of Common Stock (a) is a party to any Contract with Company other than this Agreement or an employment agreement or (b) owns any asset used in, or necessary to, the conduct of the business of Company or any of its Affiliates.

3.21 Taxes. The Company has timely filed all Tax Returns required to be filed in accordance with all applicable Laws. All Tax Returns are true, correct and complete in all material respects. All taxes which are due and payable by Company have been timely paid in full. There is no Action pending or threatened against or affecting Company with regard to any taxes or Tax Returns. Company has provided or made available to Tectonic true, correct and complete copies of all Tax Returns for 2016 and 2017. Any Company unpaid taxes as of the latest date reflected in the Company Financial Statements are reflected as a reserve for taxes on the Company Financial Statements.

ARTICLE IV
Covenants

4.1 Consents and Approvals.  Each of the Parties shall use its best efforts in good faith to obtain at the earliest practicable date any approvals, authorizations and consents necessary, and shall take such actions as the other Parties may reasonably request, to consummate the Transactions and diligently attempt to satisfy, to the extent within its control, all conditions precedent to its obligations to close the Transactions.

4.2 Operation in Ordinary Course. Each of the Parties covenants that between the date hereof and the Closing, except as contemplated hereby or with the prior consent of the other Parties, it shall refrain from: (a) entering into any transaction with respect to its business other than in the ordinary course; (b) permitting any encumbrance, mortgage, pledge or lease of or on any material asset; (c) disposing of any material asset; or (d) incurring any material liabilities, other than indebtedness incurred in the ordinary course of business under already established credit facilities.

4.3 Public Announcements. None of the Parties shall issue any press release or make any such public statement regarding the Transactions without the prior written consent of the other Parties, except as may be required by applicable Law after consultation with the other Parties.

4.4 Access to Information.

(a) Subject to compliance with applicable Law, each of the Parties shall permit each other’s Parties’ representatives to have full access to all premises, properties, personnel, books, records, contracts and documents of or pertaining to such Party, except as could reasonably be expected to result in disclosure of information or materials protected by attorney client, attorney work product or other legally recognized privileges or immunity from disclosure. Each Party shall use its good faith efforts to work with the other Parties to seek such access to such information at times and under circumstances that do not materially interfere with the business or operations of any other Party.

(b) Company shall use commercially reasonable efforts to promptly respond to requests for information from Company, Tectonic and their respective representatives, including their investment advisors and outside counsel, regarding the status and terms of any debt financing Company pursues in connection with the transactions contemplated by this Agreement or to fund the working capital or general corporate needs of Company and its Subsidiaries prior to, at or following the Effective Time, and shall provide to Company and Tectonic (or their investment advisors and outside counsel) for review and comment copies of all drafts of material definitive documentation relating to the same. Company shall not, and shall not permit any of its Subsidiaries, to enter into any letter of intent, amendment to any previously executed letter of intent or definitive agreements for equity financing and shall not solicit equity financing of any kind.

4.5 Notice of Developments. From the date hereof until the Closing, each Party shall give the other Parties prompt written notice, upon becoming aware of any event or circumstance that has resulted in, or could reasonably be expected to result in, a breach of, or inaccuracy in, any of the representations and warranties, or a breach of any covenant, made by such Party under this Agreement.

4.6 Indemnification.  The Company agrees that (i) the certificate of formation of the Company after the Closing shall contain the same provisions with respect to indemnification and exculpation from liability as are in effect on the date hereof, and that such provisions shall not be amended, repealed or otherwise modified following the Closing in any manner that would adversely affect the rights thereunder of Persons who at or prior to the Closing were managers, directors, officers, employees or agents of Tectonic or any of its Subsidiaries, unless such modification is required by applicable Law and (ii) all rights to indemnification as provided in any indemnification agreements with any current or former managers, directors, officers and employees of Tectonic or any of its Subsidiaries as in effect as of the date hereof with respect to matters occurring at or prior to the Closing shall survive the Closing.  In the event the Company, Tectonic or any of their respective Subsidiaries, successors or assigns (x) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (y) transfers all or substantially all of its properties and assets to any Person, Company shall ensure that proper provisions shall be made so that the successors and assigns of Company,

4.7 Release and Waiver. Effective upon the Closing, each Party, on its own behalf, and on behalf of any and all of their respective Subsidiaries and Affiliates and their respective officers, directors, managers, general partners, employees, owners, agents and representatives, hereby irrevocably waives, releases and discharges each other Party and Affiliates and their respective officers, directors, managers, general partners, employees, owners, agents and representatives of any nature or kind whatsoever from any and all liabilities, debts or obligations (whether absolute or contingent, liquidated or unliquidated, known or unknown) that may arise from:  (a) not closing the Transaction or Merger (for any reason whatsoever), (b) closing the Transaction and Merger and/or (c) any act, omission or other liability arising after the closing of the Transaction and Merger.

4.8 Disclosure Schedules. On or prior to the Disclosure Date, each of the Parties shall deliver to the other Parties schedules of exceptions to the respective representations and warranties each such Party is making herein and other schedules hereto that are not attached hereto on the date hereof, which may include, but shall not be limited to any schedules expressly contemplated by any representations and warranties. Any schedules or supplemental disclosure delivered by any Party to the other Parties on or prior to the Disclosure Date shall be deemed to have cured any inaccuracy of any representation or warranty made in this Agreement for all purposes hereunder, unless the other Parties invoke the failure of the closing condition set forth in Sections 5.1 and 5.2 (in the case of the Company) and Sections 6.1 and 6.2 (in the case of Tectonic), and elect to terminate the Agreement within seven Business Days following the Disclosure Date in accordance with Section 7.1(a) or 7.1(b), as applicable.

4.9 Joint Shareholders’ and Tectonic Holders’ Meeting. The Company and Tectonic shall, in accordance with applicable Law:

(a)          take all action necessary consistent with the Law and the Company Constituent Documents and Tectonic Constituent Documents to duly call, give notice of, convene and hold a meeting of the Company shareholders and Tectonic Holders (such meeting or any adjournment or postponement thereof, the “Joint Meeting”) as soon as reasonably practicable after the date hereof (and in any event, no later than thirty (30) days after the date the proxy statement is mailed to the Company shareholders and Tectonic Holders (the “Joint Proxy Statement/Prospectus”)) for the purpose of approving and adopting this Agreement and the Transactions and, except in the case of termination of this Agreement pursuant to Section 7.1, shall solicit, and use its reasonable best efforts to obtain, the Company Holder Approval and Tectonic Holder Approval thereat;

(b)          require no greater than the minimum vote of the capital stock of the Company and Tectonic required by applicable Law in order to approve this Agreement and the Transactions; and

(c)          include in the Joint Proxy Statement/Prospectus the recommendation of the board of directors of the Company and manager of Tectonic that the shareholders of the Company and Tectonic Holders, respectively, vote in favor of the approval and adoption of this Agreement and the Transactions.

ARTICLE V
Conditions Precedent to Obligations of Company

The obligations of the Company to consummate the Transactions shall be subject to the satisfaction on or before the Closing Date of each of the following conditions:

5.1 Compliance. Tectonic shall have, or shall have caused to be, satisfied or complied with and performed in all material respects, all terms, covenants and conditions of this Agreement to be complied with or performed by it on or before the Closing Date.

5.2 Representations and Warranties. All of the representations and warranties made by Tectonic in this Agreement and in all certificates and other documents delivered or made available by Tectonic pursuant hereto, shall have been true and correct in all material respects as of the Disclosure Date, and shall be true and correct in all material respects at the Closing Date, with the same force and effect as if such representations and warranties had been made at and as of the Closing Date, except (a) where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date, (b) for changes permitted or contemplated by this Agreement, or (c) changes approved in writing by Company and Tectonic.

5.3 Consents, Licenses and Approvals. Tectonic shall have received all required permits, licenses, contracts and third party consents in form satisfactory to the Company.

5.4 Transaction Documents. This Agreement and any other agreements or documents related to the Transactions shall have been executed and delivered by all of the parties thereto and in a form and substance satisfactory to the Company.

5.5 Governmental and Regulatory Approvals.

 (a) There shall be no effective injunction, writ or preliminary restraining order or any order of any nature issued by a Governmental Entity of competent jurisdiction to the effect that the Transactions may not be consummated as provided herein, no litigation, legal action, arbitration, proceeding, mediation, demand, claim or investigation shall have been commenced by any Governmental Entity for the purpose of obtaining any such injunction, writ or preliminary restraining order and no written notice shall have been received from any Governmental Entity or third party indicating an intent to restrain, prevent, materially delay or restructure the transactions contemplated hereby.

(b) All consents, approvals, orders or authorizations of, or registrations, declarations or filings with, all Governmental Entities required in connection with the execution, delivery or performance hereof shall have been obtained or made, without any limitation, restriction or condition.

5.6 Company Holder Vote. The Company Holder Vote shall have been obtained.

5.7 Capitalization.  After giving effect to the Merger, the Surviving Company is “well-capitalized” (as that term is defined in 12 C.F.R. § 225.2(r)) with either: (i) a 9% Tier 1 leverage ratio upon consummation of the Merger or (ii) a 9% Tier 1 leverage ratio as a result of additional capital that would be reasonably anticipated to be obtained within 60 days after the consummation of the Merger.

ARTICLE VI
Conditions Precedent to Obligations of Tectonic

The obligation of Tectonic to consummate the Transactions shall be subject to the satisfaction on or before the Closing Date of each of the following conditions:

6.1 Compliance. Company shall have, or shall have caused to be, satisfied or complied with and performed in all material respects, all terms, covenants and conditions of this Agreement to be complied with or performed by the Company on or before the Closing Date.

6.2 Representations and Warranties. All of the representations and warranties made by Company in this Agreement and in all certificates and other documents delivered or made available by Company to Tectonic pursuant hereto, shall have been true and correct in all material respects as of the Disclosure Date, and shall be true and correct in all material respects at the Closing Date, with the same force and effect as if such representations and warranties had been made at and as of the Closing Date, except (a) where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date, (b) for changes permitted or contemplated by this Agreement, or (c) for changes approved in writing by Tectonic and the Company.

6.3 Consents, Licenses and Approvals. The Company shall have received all required permits, licenses, contracts and third party consents in form satisfactory to Tectonic.

6.4 Transaction Documents. This Agreement and any other agreements or documents related to the Transactions shall have been executed and delivered by all of the parties thereto and in a form and substance satisfactory to Tectonic.

6.5 Governmental and Regulatory Approvals.

 (a) There shall be no effective injunction, writ or preliminary restraining order or any order of any nature issued by a Governmental Entity of competent jurisdiction to the effect that the Transactions may not be consummated as provided herein, no litigation, legal action, arbitration, proceeding, mediation, demand, claim or investigation shall have been commenced by any Governmental Entity for the purpose of obtaining any such injunction, writ or preliminary restraining order and no written notice shall have been received from any Governmental Entity or third party indicating an intent to restrain, prevent, materially delay or restructure the transactions contemplated hereby.

(b) All consents, approvals, orders or authorizations of, or registrations, declarations or filings with, all Governmental Entities required in connection with the execution, delivery or performance hereof shall have been obtained or made, without any limitation, restriction or condition.

6.6 Tectonic Holder Vote. The Tectonic Holder Vote shall have been obtained.

6.7 Capitalization.  After giving effect to the Merger, the Surviving Company is “well-capitalized” (as that term is defined in 12 C.F.R. § 225.2(r)) with either: (i) a 9% Tier 1 leverage ratio upon consummation of the Merger or (ii) a 9% Tier 1 leverage ratio as a result of additional capital that would be reasonably anticipated to be obtained within 60 days after the consummation of the Merger.

ARTICLE VII
Miscellaneous

7.1 Termination. This Agreement and the Transactions may be terminated at any time on or before the Closing Date:

(a)  by mutual written consent of Tectonic and Company;

(b) by Company, by written notice to Tectonic, if (i) there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement by Tectonic that would, individually or in the aggregate, result in a failure of a condition set forth in Article V herein on any date following the Disclosure Date but prior to the Closing Date (it being understood that, for purposes of this Section 7.1(b), such date following the Disclosure Date but prior to the Closing Date shall be substituted for the Closing Date in determining whether the conditions contained in Article V have been satisfied) and (ii) such breach has not been cured within 15 days after written notice is provided to Tectonic of such breach; provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured;

(c) by Tectonic, by written notice to Company, if (i) there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement by Company that would, individually or in the aggregate, result in a failure of a condition set forth in Article IV herein on any date following the Disclosure Date but prior to the Closing Date (it being understood that, for purposes of this Section 7.1(c), such date following the Disclosure Date but prior to the Closing Date shall be substituted for the Closing Date in determining whether the conditions contained in Article IV have been satisfied) and (ii) such breach has not been cured within 15 days after written notice is provided to Company of such breach; provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured;

(d) by either Party if such Party is not in breach hereunder and the Transactions have not been consummated by September 30, 2019 unless extended by the parties in writing;

(e) by the Company if it objects in writing to any Parties’ schedules of exceptions and supplemental disclosure provided pursuant to Section 5.13 within seven Business Days following the Disclosure Date; or

(f) by either (i) the Company, in the event that the board of directors of the Company determines that the Merger is no longer in the best interests of the Company and its shareholders or (ii) Tectonic, in the event that the manager of Tectonic determines that the Merger is no longer in the best interests of Tectonic and the Tectonic Holders, respectively.

If this Agreement is terminated pursuant to the foregoing provisions, then all provisions of this Agreement shall thereupon become void without any liability on the part of any Party hereto to any other Party hereto.

 7.2 Expenses.  All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

7.3 Nonsurvival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants and agreements of the Parties hereto contained in this Agreement shall terminate at the Closing, other than the covenants that by their terms are to be performed after the Effective Time.

7.4 Entire Agreement.  This Agreement and the other agreements, documents, schedules and instruments signed and delivered by the parties to each other at the Closing are the full understanding of the parties, a complete allocation of risks between them and a complete and exclusive statement of the terms and conditions of their agreement relating to the subject matter hereof and supersede any and all prior agreements, whether written or oral, that may exist between the parties with respect thereto. Except as otherwise specifically provided in this Agreement, no conditions, usage of trade, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Agreement is binding unless hereafter made in writing and signed by the party to be bound, and no modification will be effected by the acknowledgment or acceptance of documents containing terms or conditions at variance with or in addition to those set forth in this Agreement.

7.5 Binding Effect; Assignment.  All of the terms, covenants, representations, warranties and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the parties and their respective successors, representatives and permitted assigns. No party to this Agreement may assign this Agreement, by operation of law or otherwise, in whole or in part, without the prior written consent of the other parties, and any purported assignment made or attempted in violation of this Section 7.5 shall be null and void.

7.6 Further Cooperation.  The parties agree that they will, at any time and from time to time after the Closing, upon request by the other and without further consideration, do, perform, execute, acknowledge and deliver all such further acts, deeds, assignments, assumptions, transfers, conveyances, powers of attorney, certificates and assurances as may be reasonably required in order to complete the transactions contemplated by this Agreement or to carry out and perform any undertaking made by the parties hereunder.

7.7 Severability.  Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future Laws, then the remaining provisions of this Agreement will remain in full force and effect and will not be affected by such illegal, invalid or unenforceable provision or by its severance from this Agreement; and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the illegal, invalid or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

7.8 Notices.  Any and all payments (other than payments at the Closing), notices, requests, instructions and other communications required or permitted to be given under this Agreement after the date of this Agreement by any party hereto to any other party may be delivered personally or by nationally recognized overnight courier service or sent by U.S. mail or (except in the case of payments) by email, at the respective addresses set forth below and is deemed delivered (a) in the case of personal delivery or email, when received; (b) in the case of mail, upon the earlier of actual receipt or five (5) Business Days after deposit in the United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested; and (c) in the case of an overnight courier service, one (1) Business Day after delivery to such courier service with and instructions for overnight delivery. The parties may change their respective addresses by written notice to all other parties, sent as provided in this Section. All communications must be in writing and addressed as follows:

If to the Company:

Patrick Howard
President and Chief Executive Officer
T Acquisition, Inc.
16200 Dallas Parkway, Suite 190
Dallas, Texas 75248
Email: phoward@tbank.com

With a copy (which shall not constitute notice) to:

Peter G. Weinstock, Esq.
Hunton Andrews Kurth LLP
1445 Ross Avenue, Suite 3700
Dallas, Texas 75202
Email: pweinstock@huntonak.com

If to Tectonic:

A. Haag Sherman
Chief Executive Officer
Tectonic Holdings, LLC
600 Travis, Suite 5900
Houston, Texas 77002
Email: hsherman@tectonicadvisors.com

7.9 GOVERNING LAW.  THIS AGREEMENT IS TO BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD FOR THE PROVISIONS THEREOF REGARDING CHOICE OF LAW THAT WOULD APPLY THE LAW OF A DIFFERENT JURISDICTION. VENUE FOR ANY CAUSE OF ACTION BETWEEN THE PARTIES TO THIS AGREEMENT WILL LIE IN DALLAS COUNTY, TEXAS.

7.10 WAIVER OF JURY TRIAL.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.10.

7.11 Multiple Counterparts.  For the convenience of the parties hereto, this Agreement may be signed in multiple counterparts, each of which will be deemed an original, and all counterparts hereof so signed by the parties hereto, whether or not such counterpart will bear the execution of each of the parties hereto, will be deemed to be, and is to be construed as, one and the same Agreement. A facsimile or electronic scan in “PDF” format of a signed counterpart of this Agreement will be sufficient to bind the party or parties whose signature(s) appear thereon.

7.12 Definitions.  For purposes of this Agreement, the following terms have the meanings specified or referred to in this section:

“Action” means any action, suit, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation pending or threatened in writing before or by any court, arbitrator, governmental or administrative agency, regulatory authority (federal, state, county, local or foreign), stock market, stock exchange or trading facility.

“Affiliate” means any Person that, directly or indirectly, through one or more intermediaries, (a) owns or controls another Person, (b) is owned or controlled by another Person, or (c) is under common control or ownership with another Person, and ownership means the direct or indirect beneficial ownership of more than fifty percent (50%) of the equity securities of a Person, or, in the case of a Person that is not a corporation, more than fifty percent (50%) of the voting and/or equity interest.

“Business Day” means any day except Saturday, Sunday or any day on which banks are generally not open for business in the city of Dallas, Texas.

“Company Constituent Instruments” means the certificate of formation, bylaws or other governing documents or agreements of the Company or its Subsidiaries, each as amended.

“Contract” means, with respect to any Party, any contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument which involves more than $250,000 in payments by or to such Party during any 12 month period but excluding any contract that may be terminated by such Party at any time after the Closing without material liability, penalty or premium upon notice of 90 days or less or any loan made by the Bank in the ordinary course of business.

“Disclosure Date” shall have the meaning set forth in Article II.

“Enforceability Exceptions” shall have the meaning set forth in Section 2.2.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be in general use by significant segments of the accounting profession, which are applicable to the circumstances as of the date of determination.

“Governmental Entity” means any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

“Knowledge” means with respect to a Party, all facts actually known by each of its officers and directors on the Disclosure Date or Closing Date, as applicable.

“Law” means any statute, law, ordinance, rule, regulation, order, writ, injunction, judgment, or decree.

“Lien” means any lien, security interest, pledge, equity and claim of any kind, voting trust, stockholder agreement and other encumbrance.

“Material Adverse Effect” means, with respect to any Party, the existence of any fact or the occurrence of any change which, individually or in the aggregate, has had and would reasonably be expected to have a material adverse effect on (a) the ability of the Party to perform its obligations under this Agreement, (b) the ability of the Party to consummate the Transactions, or (c) the business, assets, operations, prospects or financial condition of such Party.

“Person” means, any individual, corporation, partnership, joint venture, limited liability company, trust, unincorporated organization, other entity or Governmental Entity.

“Subsidiary” means any Person of which a specified Person shall (a) own directly or indirectly at least a majority of the outstanding voting securities of such Person, (b) have the power to elect a majority of the board of directors or similar governing body of such Person or (c) the legal power to direct the business or policies of such Person.

“Tax” means all taxes, charges, fees, levies, penalties or other assessments imposed by any Governmental Entity, including income, franchise, profits, capital gains, capital stock, transfer, sales, use, escheat, unclaimed property, abandonment, occupation, property, excise, severance, windfall profits, stamp, stamp duty reserve, license, payroll, withholding, ad valorem, value added, alternative minimum, environmental, customs, social security (or similar), employment, unemployment, workers compensation, sick pay, disability, registration and other taxes, assessments, charges, duties, interest, fees, levies or other similar governmental charges of any kind whatsoever, whether disputed or not, together with all estimated taxes, deficiency assessments, additions to tax, charges, duties, levies, penalties and interest.

“Tax Return” means any return, declaration, report, information return, claim for refund, statement, or other document, including any schedule or attachment thereto, and including any amendment thereof, relating to Taxes.

Other Definitions. Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
“Agreement”	Preamble
“Capitalization Threshold”	5.5
“Certificate of Merger”	1.1
“Closing”	1.7
“Closing Date”	1.7
“Common Stock”	1.3(b)
“Company”	Preamble
“Company Financial Statements”	3.6
“Company Holder Vote”	3.2
“Disclosure Date”	Article II Preamble
“Effective Time”	1.1
“Enforceability Exceptions”	2.2
“Financing”	4.4(b)
“FINRA”	2.9
“Joint Meeting”	4.10(a)
“Leased Real Property”	2.11
“Merger Consideration”	1.3(b)
“Merger”	Recitals
“Owned Real Property”	2.11
“Parties”	Preamble
“Party”	Preamble
“Regulatory Agencies”	2.9
“SEC”	2.9
“Surviving Company”	1.2
“Tectonic”	Preamble
“Tectonic Common Unit”	1.3(b)
“Tectonic Constituent Instruments”	2.10(a)
“Tectonic Financial Statements”	2.6
“Tectonic Holder”	1.3
“Tectonic Holders”	1.3
“Tectonic Holder Vote”	2.2
“Tectonic Preferred Unit”	1.3(b)
“Tectonic Services”	2.2
“Transactions”	Recitals

7.13 Rules of Construction.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision in this Agreement. Each use herein of the masculine, neuter or feminine gender is deemed to include the other genders. Each use herein of the plural includes the singular and vice versa, in each case as the context requires or as is otherwise appropriate. The word “or” is used in the inclusive sense. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent. References to a Person are also to its permitted successors or assigns. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

7.14 Articles, Sections, Exhibits and Schedules.  All articles and sections referred to herein are articles and sections, respectively, of this Agreement and all exhibits and schedules referred to herein are exhibits and schedules, respectively, attached to this Agreement. Descriptive headings as to the contents of particular sections are for convenience only and do not control or affect the meaning, construction or interpretation of this Agreement or any particular section. Any and all schedules, exhibits, certificates or other documents or instruments referred to herein or attached hereto are and will be incorporated herein by reference hereto as though fully set forth herein.

7.15 Extension; Waiver.  At any time prior to the Closing Date, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto, or (c) waive compliance with any of the agreements, covenants or conditions contained herein. Such action will be evidenced by a signed written notice given in the manner provided in Section 7.8. No party to this Agreement will by any act (except by a written instrument given pursuant to Section 7.8) be deemed to have waived any right or remedy hereunder or to have acquiesced in any breach of any of the terms and conditions hereof. No failure to exercise nor any delay in exercising any right, power or privilege hereunder by any party hereto will operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder will preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver of any party of any right or remedy on any one occasion will not be construed as a bar to any right or remedy that such party would otherwise have on any future occasion or to any right or remedy that any other party may have hereunder. Any party may unilaterally waive a right which is solely applicable to it.

7.16 Amendment.  This Agreement may be amended, modified or supplemented only by an instrument in writing executed by each of the parties hereto.

7.17 No Third Party Beneficiaries.  Nothing contained in this Agreement, express or implied, is intended to confer upon any Persons, other than the parties hereto or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized officers as of the date first above written.

T ACQUISITION, INC.

/s/ Patrick Howard
Patrick Howard, Chief Executive Officer & President

TECTONIC HOLDINGS, LLC

By: Tectonic Services, LLC, its Manager

/s/ A. Haag Sherman
A. Haag Sherman, Chief Executive Officer